FIRST AMENDMENT TO ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), is made by and between James B. Lally (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”) effective as of August 4, 2023 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated as of May 2, 2017 (the “Original Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to amend the Original Agreement;

NOW, THEREFORE, the Original Agreement is amended to read as follows:

1. Section 5.2(a) shall be amended to read as follows:

“(a) an amount equal to twenty-four (24) months of Executive’s Base Salary as in effect immediately prior to the Termination Date. Such amount will be payable over a period of two (2) years following such termination in accordance with the Company’s normal payroll practices, at normal payroll duties and subject to applicable withholdings, subject to the satisfaction of the conditions set forth in Section 5.6. The first payment will be made on the first payroll date following the 60th day after Executive’s separation from service and all such payments will be considered separate payments for purposes of Section 409A of the Code;”

2. Section 5.2(b) shall be amended to read as follows:

“(b) an amount equal to two (2) times the greater of (x) the average of the actual cash bonus under the STIP awarded to Executive with respect to the two fiscal years preceding the date of termination of Executive’s employment, and (y) the cash Targeted Incentive under the STIP for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved. Such amount will be payable over a period of two (2) years following such termination in accordance with the Company’s normal payroll practices, at normal payroll duties and subject to applicable withholdings, subject to the satisfaction of the conditions set forth in Section 5.6. The first payment will be made on the first payroll date following the 60th day after Executive’s separation from service and all such payments will be considered separate payments for purposes of Section 409A of the Code;”

3. Section 5.5 shall be amended to read as follows:

5.5 Due to Change in Control. In the event that three (3) months prior to or twenty-four (24) months following a Change in Control, Executive terminates his employment hereunder with Good Reason or the Company terminates Executive’s employment hereunder without Cause (a “Termination Upon a Change in Control”), then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to the following benefits:

(a) a single sum cash amount equal to thirty-six (36) months of Executive’s Base Salary as in effect immediately prior to the Termination Date payable on the sixtieth (60th) day following his Termination Date;

(b) an amount equal to three (3) times the greater of (x) the average of the actual cash bonus under the STIP awarded to Executive with respect to the two (2) fiscal years preceding the date of termination of Executive’s employment, and (y) the cash Targeted Incentive under the STIP for the year in which such termination occurs, as though all “target levels” of performance for such year are fully and completely achieved, payable on the sixtieth (60th) day following his Termination Date;

(c) an amount equal to the product of (x) the cash Targeted Incentive under the STIP for the year in which such termination occurs, as though all “target levels” of performance for such year are fully and completely achieved, and (y) a fraction, the numerator of which is the number of days that have elapsed in the year such termination occurs before the Termination Date, and the denominator of which is 365, payable on the sixtieth (60th) day following his Termination Date;

(d) continued Medical Benefits to the same extent Executive participated prior to the Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of eighteen (18) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph;

(e) an additional single sum cash amount equal to the fair market value of eighteen (18) months of continued Medical Benefits, payable on the sixtieth (60th) day following the Termination Date;

(f) for all performance-based equity awards outstanding as of the Termination Date, the vesting requirements will be deemed satisfied at the greater of target level or actual performance (with actual performance based on either projected performance through the end of the performance period or completed performance as of the Termination Date, as determined by the Committee in its sole discretion); and

(g) the Accrued Obligations.

4. Section 8.3 shall be amended to read as follows:

8.3 Non-Competition. Executive agrees that, during the period of Executive’s employment with the Company and its Affiliates and for a period of either (i) twelve (12) months following any termination of such employment, but excluding a termination by the Company without Cause, by Executive for Good Reason or a Termination Upon a Change in Control, or (ii) twenty-four (24) months following a termination by the Company without Cause, by

Executive for Good Reason or a Termination Upon a Change in Control (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company or its Affiliates) any Person engaged in the operation, ownership or management of a bank, trust company, wealth management or financial services business in any market service area set forth in Exhibit B to this Agreement. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

5. The Original Agreement shall be amended to add a new Exhibit B, which is attached to this Amendment.

6. Except as expressly amended pursuant to this Amendment, the Original Agreement shall continue in full force and effect without modification.

7. Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment on the Effective Date.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Michael A. DeCola
Name: Michael A. DeCola
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ James B. Lally
James B. Lally